Exhibit 99.1
MRV Reports First-Quarter 2014 Results
- Revenue increased 9% supported by 12% growth in Network Integration -
- Recently announced nationwide deployment with Tier 1 customer -

CHATSWORTH, Calif.- May 8, 2014-MRV Communications (NASDAQ: MRVC), a global provider of converged packet and optical solutions that empower the optical edge and network integration services for communications service providers, reported financial results for the three-months ended March 31, 2014.

David Stehlin, MRV's chief executive officer, stated, “We are encouraged by consolidated revenue growth of 9% as well as the growing customer reception to the new products that we have started to introduce to the market. The financial results for this quarter reflect the transition of the business and the investments we are making in higher value, next generation products that will be the key growth drivers for the future. We are confident these investments will enable us to increase the value we deliver to our customers and expand our opportunities in both existing and new target markets.”

First Quarter 2014 Results as compared to First Quarter 2013

•	Total revenue amounted to $42.3 million, up 9% from $38.9 million in the prior year.

◦	Network Equipment revenue was $22.3 million, up 7% compared to the prior year period reflecting solid growth in Europe and Asia Pacific.

◦	Network Integration revenue was $20.1 million, up 12% compared to the prior year primarily due to growth in both product and service revenues.

•
Consolidated gross margin was 31.3%, compared to 33.5% in the prior year. The decrease reflects a greater revenue contribution from the lower margin Network Integration business and a decline in Network Equipment gross margins.

◦
Network Equipment gross margin was 48.2%, compared to 51.4% in the prior year, reflecting a shift in revenue mix toward a higher proportion of revenue from European channel partners and larger customers that carry lower gross margins, and reduced pricing on certain mature products lines.

◦	Network Integration gross margins were 12.4%, down slightly from 12.6% in the prior year.

•
Total operating expenses were $17.1 million, or 40% of total revenue, compared to $17.0, or 44% of total revenue million in the prior year. During the quarter, operating expenses were adversely impacted by $0.4 million related to the revaluation of warrants that were issued in connection with the litigation that was settled in 2013, $0.3 million related to the realignment of the Network Equipment sales organization and $0.5 million related to increased consulting costs for an enterprise system implementation and accounting support.

◦
Network Equipment operating expenses were $13.6 million compared to $11.9 million in the prior year. This increase included investments of $0.9 million in product development and $0.5 million in our sales organization and back office support.

◦	Network Integration operating expenses were $1.6 million, compared to $1.5 million in the prior year, reflecting cost of expanding the sales organization.

◦	Corporate expenses were $1.9 million, down from $3.6 million in the prior year, primarily due to lower fees in legal, consulting and accounting, and lower executive headcount.

•
Total operating loss was $3.8 million, which included $1.2 million in the aforementioned warrant revaluation, sales realignment, and consulting costs. This compares to an operating loss of $4.0 million in the prior-year period.

Stehlin added, “In April, we announced for the first time a nationwide deployment of our optical edge and management system products with a leading Asia Pacific Tier 1 service provider. We are executing initiatives to grow this relationship as well as those with other key customers. We are pleased with the operational benefits from the sales organization realignment we implemented in Europe, and we are implementing similar best practices in our Americas organization. In addition, our OptiDriver platform, released in late 2013, is gaining acceptance with carriers, data center operators, content delivery networks and cloud services providers. We are also planning another significant product launch in the second half of 2014.

“Our target market continues to evolve toward high capacity, packet optical networking with increasing software control and service delivery. Strengthening the foundation we built in 2013, we are continuing to invest in the products, sales and infrastructure to support a compelling long-term growth opportunity. We believe we are well positioned to deliver the superior communications equipment and services our customers want.”

Conference Call Information:
MRV Communication's first quarter 2014 financial results conference call is scheduled to take place on May 8, 2014 at 5:00 p.m. ET. The live audio webcast will be accessible at www.mrv-corporate.com in the Investor Relations section. For access via telephone, please dial 877-359-9508, and for international calls dial 224-357-2393 approximately 10 minutes prior to the start of the conference. The conference ID is 35299522#. The conference call will also be broadcast live at www.mrv.com where it will be available for replay for 90 days. In addition, a replay will be available via telephone for three business days, beginning three hours after the call. To listen to the replay, in the U.S. please dial 855-859-2056, and internationally dial 404-537-3406. The access code is 35299522#.

About MRV Communications
MRV Communications is a global provider of converged packet and optical solutions that empower the optical edge and network integration services for leading communications service providers. For more than two decades, the most demanding service providers, Fortune 1000 companies and governments worldwide have trusted MRV to provide best-in-class solutions and services for their mission-critical networks. We help our customers overcome the challenge of orchestrating the ever-increasing need for capacity while improving service delivery and lowering network costs for critical applications such as cloud connectivity, high-capacity business services, mobile backhaul and data center connectivity. For more information please visit www.mrv.com.

Forward Looking Statements
This press release may contain statements regarding future financial and operating results of MRV, management's assessment of business trends, and other statements about management's future expectations, beliefs, goals, plans or prospects and those of the market segments in which MRV is engaged that are based on management's current expectations, estimates, forecasts and projections about MRV and its consolidated businesses and the respective market segments in which MRV's businesses operate, in addition to management's assumptions. Statements in this press release regarding MRV's future financial and operating results, which are not statements of historical facts, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "expects," "anticipates," "envisions," "estimates," "targets," "intends," "plans," "believes," "seeks," "should," "could," "forecasts," "projects," variations of such words and similar expressions, are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance nor guarantees that the events anticipated will occur or expected conditions will remain the same or improve. These statements involve certain risks, uncertainties and assumptions, the likelihood of which are difficult to assess and may not occur, including risks that each of its business segments may not make the expected progress in its respective market, or that management's long-term strategy may not achieve the expected results. Therefore, actual outcomes, performance and results may differ from what is expressed or forecast in such forward-looking statements, and such differences may vary materially from current expectations.

For further information regarding risks and uncertainties associated with MRV's businesses, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of MRV's SEC filings, including, but not limited to its annual report on Form 10-K for the year ended December 31, 2013, copies of which may be obtained by contacting MRV's investor relations department or by visiting MRV's website at http://www.mrv-corporate.com or the SEC's EDGAR website at http://www.sec.gov.

All information in this release is as of May 8, 2014 unless otherwise stated. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV's expectations.

IR Contact:
Kirsten Chapman, LHA, (415) 433-3777, ir@mrv.com

MRV Communications, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
	(unaudited)	(unaudited)
Revenue:
Product revenue	$31,544	$28,072
Service revenue	10,774	10,833
Total revenue	42,318	38,905
Cost of sales	29,067	25,878
Gross profit	13,251	13,027
Operating expenses:
Product development and engineering	5,578	4,648
Selling, general and administrative	11,522	12,392
Total operating expenses	17,100	17,040
Operating loss	(3,849)	(4,013)
Interest expense	(150)	(132)
Other income, net	33	17
Loss before income taxes	(3,966)	(4,128)
Provision for income taxes	251	306
Net Loss	$(4,217)	$(4,434)

Net loss per share — basic	$(0.58)	$(0.59)
Net loss per share — diluted	$(0.58)	$(0.59)
Weighted average number of shares:
Basic	7,283	7,568
Diluted	7,283	7,568
________________________________________
(1) Amounts may not add due to rounding.

MRV Communications, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par values)

	March 31, 2014	December 31, 2013
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$23,214	$27,591
Restricted time deposits	244	249
Accounts receivable, net	51,127	49,990
Other receivables	6,503	8,220
Inventories, net	25,435	22,981
Income tax refunds receivable	1,002	1,256
Deferred income taxes	1,185	1,219
Other current assets	6,156	5,664
Total current assets	114,866	117,170
Property and equipment, net	5,391	5,555
Deferred income taxes, net of current portion	3,756	3,694
Intangibles, net	762	873
Other assets	601	655
Total assets	$125,376	$127,947

Liabilities and stockholders' equity
Current liabilities:
Short-term debt	$6,794	$4,320
Deferred consideration payable	233	233
Accounts payable	24,430	23,991
Accrued liabilities	15,780	19,463
Deferred revenue	10,925	10,557
Other current liabilities	642	357
Total current liabilities	58,804	58,921
Other long-term liabilities	5,303	5,236
Commitments and contingencies

Stockholders' equity:
Preferred Stock, $0.01 par value: Authorized — 1,000 shares; no shares issued or outstanding	—	—
Common Stock, $0.0017 par value:
Authorized — 16,000 shares
Issued — 8,136 shares in 2014 and 8,143 shares in 2013
Outstanding — 7,280 shares in 2014 and 7,286 in 2013	270	270
Additional paid-in capital	1,283,626	1,281,883
Accumulated deficit	(1,212,554)	(1,208,337)
Treasury stock — 856 shares in 2014 and 856 shares in 2013	(10,412)	(10,412)
Accumulated other comprehensive income	339	386
Total stockholders' equity	61,269	63,790
Total liabilities and stockholders' equity	$125,376	$127,947

MRV Communications, Inc.
Segmented Operating Data
(In thousands)

	Three Months Ended March 31,
	2014	2013
Revenue
Network Equipment	$22,319	$20,946
Network Integration	20,053	17,982
Before intersegment adjustments	42,372	38,928
Intersegment adjustments	(54)	(23)
Total	$42,318	$38,905

	Three Months Ended March 31,
	2014	2013
Gross profit
Network Equipment	$10,759	$10,766
Network Integration	2,490	2,257
Before intersegment adjustments	13,249	13,023
Intersegment adjustments	2	4
Total	$13,251	$13,027

	Three Months Ended March 31,
	2014	2013
Operating Expenses
Network Equipment	$13,598	$11,884
Network Integration	1,645	1,567
Before intersegment adjustments	15,243	13,451
Corporate unallocated operating expenses and adjustments	1,857	3,589
Total	$17,100	$17,040

	Three Months Ended March 31,
	2014	2013
Operating Income
Network Equipment	$(2,839)	$(1,119)
Network Integration	845	691
Before intersegment adjustments	(1,994)	(428)
Corporate unallocated and adjustments	(1,855)	(3,585)
Total	$(3,849)	$(4,013)